Exhibit 99.1

EXAR Exits 10Gb Ethernet NIC Market

Fremont, California – March 4, 2011 – Exar Corporation (Nasdaq: EXAR) announced today it is changing its plans to participate in the data center virtualization market and will stop development of 10 Gigabit Ethernet Network Interface Cards. Products affected with this announcement are the Exar X3100 and Xframe acquired from Neterion in March 2010. This move to reduce expenses associated with the 10GbE NIC products allows Exar to focus on products with more significant market traction in the enterprise storage and communications infrastructure markets.

“We made this decision based on a combination of factors, including lack of revenue traction for our data center virtualization products, the increasing investment required for developing next generation 10GbE products, and our interest in ensuring that other better performing investments are properly funded,” said Pete Rodriguez, the company’s President and CEO. “Our objective is to continually direct our R&D efforts towards projects with the highest expected return on investment. We estimate this action will reduce Non-GAAP operating expenses going forward by approximately $3.0 million per quarter from our current quarterly guidance range as early as the June quarter, which we expect to enable Non-GAAP profitability in fiscal 2012.”

This action is expected to reduce our net sales for the current quarter by approximately $1.0 million. In addition, we estimate restructuring costs to be approximately $11.8 million to $13.6 million comprised of an approximately $8.0 million charge for the impairment of intangible assets and $3.8 million to $5.6 million primarily related to inventory and severance costs. For purposes of Non-GAAP reporting, we will exclude restructuring costs.

For fiscal 2012, we estimate that net sales will grow in line with industry growth expectations of 4% to 6% over Exar’s fiscal 2011 revenue.

Safe Harbor Statement

The Company’s statements about its future financial performance or operating plans are based on current information and expectations and the Company undertakes no duty to update such statements. These statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described herein.

The Company’s statements about its future financial performance, changes in gross margins, net sales and operating expenses, operational initiatives, resource allocation and its impact on future performance and product development initiatives, design win conversion, distribution and OEM trends, supply chain issues, among others, are forward-looking statements that involve risks and uncertainties. For further discussion of other risks please see the Company’s SEC reports, including the Annual Report on Form 10-K for the year ended March 28, 2010 and the Quarterly Reports on Form 10-Q for the periods ended June 27, 2010, September 26, 2010, and December 26, 2010.

Generally Accepted Accounting Principles

The Company reports its financial results in accordance with GAAP. Additionally, the Company supplements reported GAAP financials with Non-GAAP measures which are included in related press releases and reports furnished to the SEC, copies of which are available at the Company’s website: http://www.exar.com or the SEC’s website at: http://www.sec.gov. These Non-GAAP measures are presented in part to enhance the understanding of the Company’s historical financial performance and comparability between reporting periods. The Company believes the Non-GAAP presentation, when shown in conjunction with the corresponding GAAP measures, provide relevant and useful information to analysts, investors, management and other interested parties following the semiconductor industry. For its internal purposes, the Company uses the foregoing Non-GAAP measures to evaluate performance across reporting periods, determine certain employee benefits as well as plan for and forecast the Company’s future periods. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with GAAP, and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures.

About Exar

Exar Corporation delivers highly differentiated silicon, software and subsystem solutions for industrial, datacom and storage applications. For nearly 40 years, Exar’s comprehensive knowledge of end-user markets along with the underlying analog, mixed signal and digital technology has enabled innovative solutions that meet the needs of the evolving connected world. Exar’s product portfolio includes power management and interface components, communications products, storage optimization solutions, network security and applied service processors. Exar has locations worldwide providing real-time customer support to drive rapid product development. For more information about Exar, visit: http://www.exar.com.

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